Exhibit 99.4

Form of Non-Competition, Non-Solicitation and Non-Disparagement Agreement

NON-COMPETITION, NON-SOLICITATION & NON-DISPARAGEMENT AGREEMENT

This Non-competition, Non-solicitation and Non-disparagement Agreement (this “Agreement”), is made as of this 9th day of June, 2014, by and among Eagle Bancorp, Inc. a Maryland corporation (“Eagle”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Eagle (“EagleBank”), and the undersigned director, identified on the signature page hereto (the “Director”), of Virginia Heritage Bank, a Virginia banking corporation (the “Company”).

WHEREAS, Eagle, EagleBank and the Company have entered into an Agreement and Plan of Reorganization, of even date herewith (the “Merger Agreement”), pursuant to which the Company will be merged with and into EagleBank, and each share of the Company Common Stock will be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement; and

WHEREAS, as a condition of Eagle’s and EagleBank’s obligations under the Merger Agreement and as a material inducement to Eagle and EagleBank to enter into the Merger Agreement, Eagle and EagleBank have requested that the members of the Board of Directors of the Company agree, and the Director desires to agree, to certain restrictions on their respective ability to compete with, and solicit customers and employees of, Eagle or EagleBank following consummation of the Merger; and

WHEREAS, Eagle, EagleBank and the Director desire to enter into this Agreement to set forth the duration, scope and other terms and conditions of such limitations.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       From and after the Effective Time until the date which is eighteen (18) months after the Effective Time (the “Covenant Period”), the Director shall not, directly or indirectly:

(i) disclose or use, or authorize any person or entity to disclose or use, any confidential or nonpublic information relating to Eagle, EagleBank or the Company of which such Director is aware or to which such Director has or had access, as a result of such Director’s service on the Board of Directors or as an officer or employee of the Company, including but not limited to information regarding the customers, prospective customers, products, manners of business and product development, or employees of Eagle, EagleBank or the Company (whether or not any of the foregoing is novel or known by any other person); provided however, that this restriction shall not apply to the disclosure of confidential information: (a) to any governmental entity to the extent required by law; or (b) which is publicly known and available through no wrongful act of such Director or any affiliate of such Director.  Nothing contained herein is intended to authorize the disclosure of any information in violation of law or other duties of confidentiality which may be applicable to Director.

(ii) (a) engage or participate in the ownership, management, operation, control or financing of, (b) provide any service, advice, assistance or support regarding the management, operation, organization, formation, acquisition or financing of, or (c) have any financial interest in, or otherwise be connected with, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, or stockholder of, any federal or state commercial bank or insured depository institution, credit union, industrial loan bank, savings institution, thrift or non-bank residential, commercial or commercial real estate lending or loan brokerage business, or any person or entity seeking to acquire or form such an institution or company (“Financial Institution”), which has a branch or loan production office (or in the case of Financial Institutions other than banking (including thrift) institutions, an office) in the Maryland counties of Montgomery, Prince Georges, Frederick, Howard, Anne Arundel and Charles, the District of Columbia, and the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun, Prince William and Stafford Counties and the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park (the “Designated Area”), including but not limited to any entity engaged in, or which controls any entity engaged in, retail banking services, commercial banking services, consumer savings, deposit production, loan production or commercial lending services, insurance brokerage, mortgage banking or mortgage brokerage services (collectively “Banking Business”). The provisions of this Section 1(ii) shall not apply to: (w) ownership of less than 4.9% of the capital stock of a Financial Institution; (x) ownership of more than 2% of the capital stock of a Financial Institution which is owned as of the date hereof (provided, however, that the Director shall not increase his percentage ownership of any such stock during the Covenant Period (other than due to repurchases of such capital stock by the issuer thereof)).

2.                                      During the Covenant Period, the Director shall not knowingly, directly or indirectly, for on behalf of such Director or any other person or entity other than Eagle, EagleBank or an Eagle Subsidiary, accept Banking Business from, solicit the Banking Business of, or induce to discontinue, terminate or reduce the extent of their relationship with Eagle, EagleBank or any Eagle Subsidiary, any person or entity who was a customer of the Company, Eagle, EagleBank or any Eagle Subsidiary as of the date hereof or at the Effective Time, provided, that, without limitation, this Section 2 will not be violated if a customer or former customer of the Company, Eagle, EagleBank or an Eagle Subsidiary responds to an advertisement or other solicitation that is not specifically directed to customers or former customers of the Company, Eagle, EagleBank or any Eagle Subsidiary.

3.                                      During the Covenant Period, the Director shall not, directly or indirectly, for on behalf of such Director or any other person or entity other than Eagle, EagleBank or an Eagle Subsidiary, initiate any offer of employment to or hiring process with respect to, introduce or identify to any third party for prospective employment, or in any manner solicit the services, or hire any person who was an employee of the Company, Eagle, EagleBank or an Eagle Subsidiary at the date hereof or at the Effective Time, provided, however, that this Section 3 will not be violated if an employee or former employee of the Company, Eagle, EagleBank or an Eagle Subsidiary responds to an advertisement or other solicitation that is not specifically directed to employees or former employees of the Company, Eagle, EagleBank or any Eagle Subsidiary.

4.                                       During the Covenant Period, the Director shall not, directly or indirectly, orally or in writing, in any forum, or by means of any medium (including, but not limited to, television or radio, newspapers, newsletters, magazines, circulars, blogs, computer networks or bulletin boards, or any other form of communication), make to any third party (including but not limited to any customer, former customer or potential customer of Eagle, EagleBank or the Company, any employee or other representative of any bank regulatory agency, or any employee of Eagle, EagleBank or the Company) any disparaging or defamatory statements about Eagle, EagleBank or the Company.  During the Covenant Period, Eagle, EagleBank, and the Company shall not make any disparaging or defamatory statements about the Director.  Nothing in this Section 4 shall (i) apply to any communication with any governmental entity to the extent required by law; (ii) limit the rights of EagleBank in any legal proceedings by, against or involving EagleBank pertaining to the Merger Agreement or the transactions contemplated thereby or EagleBank’s rights, remedies or obligations under this Agreement or the Merger Agreement or other agreements relating to the transactions contemplated by the Merger Agreement; or (iii) limit the rights of Eagle or EagleBank in any legal proceedings by, against or involving Eagle or EagleBank pertaining to the Merger Agreement or the transactions contemplated thereby or the rights, remedies or obligations of Eagle or EagleBank under this Agreement or the Merger Agreement or other agreements relating to the transactions contemplated by the Merger Agreement.

5.                                      In the event of a breach or violation of this Agreement by the Director, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

6.                                      The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

7.                                      This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior understandings and agreements, written and oral. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.  No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.                                      This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

9.                                      Any illegality, invalidity or unenforceability of any provision hereof in any jurisdiction shall not invalidate or render illegal or unenforceable in such jurisdiction the remaining provisions hereof and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.  In the event that the scope or duration of any provision hereof shall be found to be unenforceable in any jurisdiction, then such provision shall be interpreted to provide for the broadest scope or longest duration which would be enforceable in such jurisdiction.

10.                               Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

11.                               This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EAGLE BANCORP, INC.

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

EAGLEBANK

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

DIRECTOR

Name: